Exhibit 99.1

[English translation of Chinese original]

Supplemental Trademark License Agreement

between

China Telecommunications Corporation

and

China Telecom Corporation Limited

April 13, 2004

THIS SUPPLEMENTAL TRADEMARK LICENSE AGREEMENT was entered into on April 13,

2004, in Beijing, the People’s Republic of China (the “PRC”) between

China Telecommunications Corporation (“Party A”)

Address: 31 Jinrong Street, Xicheng District, Beijing

Legal Representative: Zhou Deqiang

and

China Telecom Corporation Limited (“Party B”)

Address: 31 Jinrong Street, Xicheng District, Beijing

Legal Representative: Zhou Deqiang.

WHEREAS:

(1) Party A is a state-owned enterprise established and legally existing under the PRC laws;

(2) Party B is a limited liability company established and legally existing under the PRC laws, and its overseas listed shares have been listed on the Stock Exchange of Hong Kong Limited (“Hong Kong Stock Exchange”) and New York Stock Exchange;

(3) Party A, Party B’s controlling shareholder, wholly owns Hubei Telecom Company Limited, Hunan Telecom Company Limited, Hainan Telecom Company Limited, Guizhou Telecom Company Limited, Yunnan Telecom Company Limited, Shaanxi Telecom Company Limited, Gansu Telecom Company Limited, Qinghai Telecom Company Limited, Ningxia Telecom Company Limited and Xinjiang Telecom Company Limited (collectively the “Targeted Companies”);

(4) Approved by the relevant Chinese government authorities, Party A intends to sell, and Party B intends to acquire, Party A’s 100% equity interests in the Targeted Companies;

(5) Party A and Party B entered into a Trademark License Agreement on September 10, 2002 (the “Original Agreement”) and a Supplemental Trademark License Agreement on October 26, 2003 (the “Supplemental Agreement”). Under these agreements, Party A gives the permission to Party B and its certain subsidiaries (“Party B’s Subsidiaries”, as defined by Article 2.3 and Section 2.3 of Annex II of the Original Agreement) to use Party A’s certain licensed trademarks (the “Licensed Trademarks”) and certain logos which were in the registration process (the “Pending Logos”) pursuant to the terms and conditions under the Original Agreement; and

(6) Both Parties agree to amend certain sections of the Original Agreement, and desire to clearly define the applicability of the Trademark License Agreement to each Targeted Company for the time when such Targeted Company becomes a wholly-owned subsidiary of Party B.

NOW, THEREFORE, after consultations, both Parties hereby agree with the following:

1. Both Parties agree that the list of the Licensed Trademarks set forth in Annex I to the Supplemental Agreement is superseded by the list of Licensed Trademarks set forth in Annex I hereto;

2. Both Parties agree that the list of the Pending Logos in Schedule I of Annex II to the Original Trademark License Agreement is superseded by the list of the Pending Logos in Schedule I hereof;

3. Both Parties agree to amend Article 3 of the Supplemental Agreement as follows:

“Both Parties agree to amend Article VII, “Effectiveness, Term and Termination”, of the Original Agreement from “This Agreement shall remain effective until December 31, 2004” to “This Agreement shall remain effective until December 31, 2006.” All other parts thereof remain unchanged.”

4. Starting from the date when each of the Targeted Companies becomes Party B’s wholly-owned subsidiary, each of the Targeted Companies and its wholly-owned and/or controlling subsidiaries (if any) and branches shall become Party B’s Subsidiary and shall have the right to use the Registered Trademarks and Pending Logos in accordance with the terms and conditions set forth in the Original Agreement, the Supplemental Agreement and the amendments herein (and other amendments that may be made from time to time by both Parties).

5. This Supplemental Agreement shall become effective upon the satisfaction of the following condition: Party B has completed the acquisition of each of the Targeted Companies.

6. The formation, validity, performance, interpretation of this Supplemental Agreement and any relevant dispute solutions shall be governed by the PRC laws.

7. In the event of any dispute concerning the validity, interpretation or performance of this Supplemental Agreement, the Original Agreement and the Supplemental Agreement, both Parties shall first seek resolution through amicable negotiation. If no resolution can be reached within thirty (30) days after such dispute occurs, either Party shall have the right to bring the matter to a competent people’s court.

8. This Supplemental Agreement shall be executed with corporate seals by the legal representatives or authorized representatives of both Parties.

9. As an amendment to the Supplemental Agreement, This Supplemental Agreement is one component of the Original Agreement and the Supplemental Agreement.

10. This Supplemental Agreement has six original copies. Each Party shall keep three (3) of them. Each original shall have the same legal power.

11. After the execution of this Supplemental Agreement, Party A and/or Party B shall submit a copy hereof to the Trademark Office of the State Administration of Industry and Commerce and other relevant administration for industry and commerce for record and/or shall complete other reporting procedures.

China Telecommunications Corporation (Corporate Seal)

Legal Representative or his/her Authorized Representative:

China Telecom Corporation Limited (Corporate Seal)

Legal Representative or his/her Authorized Representative:

Annex I: List of the Licensed Trademarks

Schedule I: List of the Pending Logos

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